Exhibit 5.1

July 11, 2005

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:  Curtiss-Wright Corporation

Ladies and Gentlemen:

              I have acted as counsel for Curtiss-Wright Corporation, a Delaware corporation (the “Corporation”), in connection with the adoption of its 2005 Omnibus Long-Term Incentive Plan (the “Plan”).  The Plan provides for the issuance of up to 2,500,000 shares (the “Shares”) of the Common Stock, $1.00 par value per share, of the Corporation and up to an additional 2,500,000 Preferred Stock Purchase Rights (the “Rights”). The Shares may be issued under the Plan (i) upon the exercise of stock options and stock appreciation rights, (ii) in the form of restricted stock and performance shares and (iii) upon the conversion of restricted units and performance units. The Shares may be authorized but unissued shares, shares held in the treasury of the Corporation or shares purchased by the Corporation in the open market. Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

              I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such corporate records and such other documents as I have deemed relevant as a basis for my opinion hereinafter expressed.

              Based on the foregoing, I am of the opinion that up to an additional 2,500,000 authorized but previously unissued Shares and Rights, when issued by the Corporation in accordance with the terms of the Plan, will be legally issued, and such Shares will be fully-paid and non-assessable.

              I hereby consent to the filing of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-8 for the Shares and the Rights.

Very truly yours,

/s/ Paul J. Ferdenzi, Esq.